Exhibit (c)(8)
Strictly confidential | © Macquarie Group Limited 1 Preliminary Draft; Subject to Continued Review and Revision Project Bern May 17, 2023 Discussion Materials

Strictly confidential | © Macquarie Group Limited 2 Preliminary Draft; Subject to Continued Review and Revision Important Notice and Disclaimer The following presentation contains material provided to the Board of Directors (the “Board”) of Light & Wonder, Inc. (the “Company”) by Macquarie Capital (USA) Inc. (“Macquarie Capital”) in connection with the acquisition of SciPlay Corporation (“Bern”). This presentation was prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under federal or state securities laws. This presentation is solely for use of the Board and may not be used for any other purpose or disclosed to any party without Macquarie Capital’s prior written consent. The information provided herein comes or has been derived from several sources, but Macquarie Capital does not warrant its accuracy or completeness. In preparing these materials, Macquarie Capital has relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources. Without limiting the generality of the foregoing, no audit or review has been undertaken by an independent third party of the financial assumptions, data, results, calculations and forecasts contained, presented or referred to in this presentation. You should conduct your own independent investigation and assessment as to the validity of the information contained in this presentation and the economic, financial, regulatory, legal, tax, investment and accounting implications of that information. Macquarie Capital, its affiliates and any of its and their respective employees, directors, officers, contractors, consultants, advisors, members, successors, representatives and agents make no representation or warranty as to the accuracy or completeness of the information contained in this presentation, and take no responsibility under any circumstances for any loss or damage suffered as a result of any omission, inadequacy, or inaccuracy in this presentation. Neither Macquarie Capital nor any of its affiliates is an advisor as to regulatory, legal, tax, investment or accounting matters in any jurisdiction. Any recipient of the information contained herein should seek advice from its own independent tax advisor, legal counsel and/or other advisor with respect to such matters. These materials are not and should not be construed as a fairness opinion. Macquarie Capital is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of Macquarie Capital do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital. © 2023 Macquarie Capital (USA) Inc.

Strictly confidential | © Macquarie Group Limited 3 Preliminary Draft; Subject to Continued Review and Revision $6 $8 $10 $12 $14 $16 $18 $20 $22 $24 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Jul-22 Sep-22 Nov-22 Jan-23 Mar-23 SciPlay Share Price Performance SciPlay’s share price has increased 8% since Light & Wonder (i) submitted its initial offer in July 2021, and (ii) withdrew its offer in December 2021 Share Price Performance Since Initial Offer for SciPlay Source: FactSet as of May 12, 2023. Note: Shows share price from July 14, 2021 to May 12, 2023. Dec-21: Light & Wonder offer withdrawn 2 Mar-22: Acquired global game developer Alictus 3 May-22: Ann. $60m share repurchase program 4 Oct-22: Engine Capital letter to the Board of L&W 5 Jul-21: Light & Wonder initial offer (unaffected price of $15.36) 1 EBITDA Beat EBITDA Miss Q2-2021 Results Revenue: 0.9%; $1.4m AEBITDA: 3.2%; $1.5m Q3-2021 Results Revenue: (5.7%); ($8.8m) AEBITDA: (5.6%); ($2.7m) Q4-2021 Results Revenue: 0.9%; $1.3m AEBITDA: 2.2%; $1.0m Q1-2022 Results Revenue: 0.0%; $-- AEBITDA: (1.1%); ($0.5m) Q2-2022 Results Revenue: (3.5%); ($8.1m) AEBITDA: (10.8%); ($7.0m) Q3-2022 Results Revenue: 2.3%; $3.8m AEBITDA: 1.9%; $0.8m 1 3 6 2 4 5 Q4-2022 Results Revenue: 2.6%; $4.6m AEBITDA: (1.2%); ($0.7m) 7 Q1-2023 Results Revenue: 4.5%; $8.1m AEBITDA: 15.3%; $7.1m 8 1 3 6 8% / $16.58 3 4 2 5 1 2 4 5 7 8 (5/12) May-23

Strictly confidential | © Macquarie Group Limited 4 Preliminary Draft; Subject to Continued Review and Revision Illustrative SciPlay Analysis at Various Prices Note: Company filings, FactSet and Bloomberg as of May 12, 2023. (1) Based on 21,113,186 Class A common shares outstanding as of May 10, 2023 per L&W management. (2) Implied enterprise value based on SciPlay Class A and B shares; assumes net cash of $358m as of 3/31/2023. (3) Assumes illustrative cost synergies of $5 million based on preliminary L&W management estimates. Excludes any potential additional EBITDA benefits. Every $0.50 increase in purchase price per share results in ~$11 million of additional consideration to SciPlay public shareholders Current ($ in millions, except per share data) Share Price SciPlay Analysis at Various Prices Illustrative SciPlay Offer Price $16.58 $20.50 $21.00 $21.50 $22.00 $22.50 $23.00 Premium / (Discount) to Share Price on 05/12/2023 ($16.58) - 23.6% 26.7% 29.7% 32.7% 35.7% 38.7% Premium / (Discount) to 30-day VWAP ($17.16) (3.4%) 19.5% 22.4% 25.3% 28.2% 31.1% 34.0% Premium / (Discount) to VWAP since Q1 2023 earnings (05/09/2023) ($17.61) (5.9%) 16.4% 19.2% 22.1% 24.9% 27.8% 30.6% Consideration to SciPlay Public Shareholders (1) $350 $433 $443 $454 $464 $475 $486 Implied Enterprise Value (2) $1,709 $2,198 $2,260 $2,323 $2,385 $2,447 $2,510 SciPlay Management Estimates - Excluding / Including Synergies (3) Implied LTM 1Q23 EBITDA Multiple (LTM 1Q23 EBITDA: $196m / $201m) 8.7x / 8.5x 11.2x / 10.9x 11.5x / 11.2x 11.8x / 11.5x 12.2x / 11.9x 12.5x / 12.2x 12.8x / 12.5x Implied 2023E EBITDA Multiple (FYE 2023 EBITDA: $205m / $210m) 8.3x / 8.1x 10.7x / 10.5x 11.0x / 10.7x 11.3x / 11.0x 11.6x / 11.3x 11.9x / 11.6x 12.2x / 11.9x Implied 2024E EBITDA Multiple (FYE 2024 EBITDA: $229m / $235m) 7.5x / 7.3x 9.6x / 9.4x 9.9x / 9.6x 10.1x / 9.9x 10.4x / 10.2x 10.7x / 10.4x 10.9x / 10.7x

Strictly confidential | © Macquarie Group Limited 5 Preliminary Draft; Subject to Continued Review and Revision $15.50 $20.51 $18.59 $20.56 $21.82 $15.00 $18.88 $23.66 $23.30 $22.89 $23.50 $21.00 $14.00 $17.00 $20.00 $23.00 $26.00 Preliminary SciPlay Valuation Summary Selected Equity Research Analyst Price Targets (1) Selected Precedent Premia Analysis Selected Precedent Premia Analysis for Targets with Share Price at 80%+ of 52-Week High (Reference Only) Discounted Cash Flow Analysis Selected Precedent Transactions SciPlay Historical Trading Analysis Methodology SciPlay Share Price Technical Fundamental (2) Consideration to Class A Shareholders ($m) Implied EV / 2024E EBITDA Implied EV / 2023E EBITDA Consensus Median: $20.00 $422 $549 10.4x 9.3x 14.1x 12.6x $486 12.2x 10.9x $359 8.6x 7.7x $296 6.8x 6.0x Analysis excludes potential synergies; valuation methodologies and assumptions subject to further review and refinement (1) Excludes low and high equity research analyst price targets. (2) Analysis based on the February 2023 Board approved LRP (assuming 100% forecast achievement). $22.24

Preliminary Draft; Subject to Continued Review and Revision

Selected SciPlay Equity Research Perspectives

Median consensus price target of $20.00 represents a 20.6% (1) premium to current share price

($ in millions, except per share data)	Date of		Price Target			Premium /	Revenue		Adjusted EBITDA	
Firm	Report	Rating	Mar-22 (2)	Current	Δ	(Discount) (1)	2023E	2024E	2023E	2024E
Goldman Sachs	5/11/23	Buy	NA	$22.00	NA	32.7%	$730	$770	$201	$224
BofA Securities	5/11/23	Underperform	10.00	12.00	20.0%	(27.6%)	680	707	175	202
Craig Hallum	5/10/23	Buy	14.50	20.00	37.9%	20.6%	725	752	203	220
Macquarie Research	5/10/23	Outperform	14.00	21.00	50.0%	26.7%	730	751	204	224
DA Davidson	5/10/23	Buy	14.00	20.00	42.9%	20.6%	735	765	206	220
Deutsche Bank	5/10/23	Buy	13.00	21.00	61.5%	26.7%	735	759	213	222
Stifel Nicolaus	5/10/23	Hold	NA	19.00	NA	14.6%	732	758	205	217
Morgan Stanley	5/10/23	Neutral	16.00	15.00	(6.3%)	(9.5%)	693	714	191	198
Consensus Median			**$14.00**	**$20.00**	**40.4%**	**20.6%**	**$730**	**$755**	**$204**	**$220**
Consensus Mean			**$13.58**	**$18.75**	**34.3%**	**13.1%**	**$720**	**$747**	**$200**	**$216**

Note: Includes selected equity research analyst reports published post Q1 2023 earnings. (1) Based on May 12, 2023 closing price of $16.58. (2) March 2022 price target based on research published post Q1 2022 earnings.

Strictly confidential | © Macquarie Group Limited 6

Preliminary Draft; Subject to Continued Review and Revision

Selected All-Cash Precedent Premia Analysis

Insider Take Private Transactions 30%+ Target Ownership

- Includes US-listed companies [1] over the last 10 years where an **insider with 30%+ ownership** acquired the remaining shares in an all-cash transaction [2]

Insider Take Private Transactions 50%+ Target Ownership

- Includes US-listed companies [1] over the last 10 years where an **insider with 50%+ ownership** acquired the remaining shares in an all-cash transaction [2]

All Transactions

- Includes US-listed companies [1] acquired in all-cash transactions with a total transaction value of $1.0 - $4.0 billion over last 5 years

All Transactions with Target Share Price at 80%+ of 52-Week High

- Includes US-listed companies [1] acquired in all-cash transactions with a total transaction value of $1.0 - $4.0 billion over last 5 years where the target share price was 80%+ of its 52-week high

1-Day Premia


37.8%
34.2%
Mean
Median
43.3%
40.6%
Mean
Median
42.0%
29.5%
Mean
Median
32.1%
24.5%
Mean
Median

30-Day Premia


39.6%
34.3%
Mean
Median
41.9%
37.1%
Mean
Median
53.3%
39.0%
Mean
Median
33.5%
29.1%
Mean
Median

Source: FactSet. Note: All-cash insider take-private transactions with 30%+ target ownership include 44 transactions over the last 10 years. All-cash insider take-private transactions with 50%+ target ownership include 30 transactions over the last 10 years. All-cash transactions include 168 transactions over the last 5 years. (1) Includes US-listed companies headquartered outside the US. (2) Includes transactions where implied enterprise value was greater than $500 million.

Strictly confidential | © Macquarie Group Limited

7

Strictly confidential | © Macquarie Group Limited 8 Preliminary Draft; Subject to Continued Review and Revision 8.5x 10.5x 11.9x 19.9x 12.5x Selected Precedent Transaction Analysis Note: Includes transactions with a purchase price greater than $400 million. Source: Company filings, Eilers & Krejcik and FactSet. Target Acquirer Giant Median: 12.2x: Date Nov-14 Jul-16 Apr-17 Nov-17 Aug-21 Sep-21 Purchase Price ($m) $485 $4,400 $825 $990 $2,190 $1,000 13.0x Social Casino Precedent Transactions

Strictly confidential | © Macquarie Group Limited 9 Preliminary Draft; Subject to Continued Review and Revision 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x May-19 Aug-19 Oct-19 Jan-20 Apr-20 Jul-20 Oct-20 Jan-21 Apr-21 Jul-21 Oct-21 Jan-22 Apr-22 Jul-22 Oct-22 Jan-23 Apr-23 Bern Average Average Since Q3 2022 Earnings L&W submitted its initial offer on July 15, 2021 (pre-market) and withdrew it on December 22, 2021 (post-market) SciPlay Historical Trading Analysis Average EV / NTM AEBITDA of 8.5x excludes period during which L&W’s initial offer was outstanding SciPlay EV / NTM AEBITDA Since IPO Source: FactSet and public filings as of May 12, 2023. 8.2x 8.5x 8.5x

Strictly confidential | © Macquarie Group Limited 10 Preliminary Draft; Subject to Continued Review and Revision 8.4x 6.8x 10.0x 3.0x 13.5x 21.0x 7.8x 6.5x 9.4x 3.0x 12.1x 13.8x Selected SciPlay Trading Comparables Source: FactSet and public filings as of May 12, 2023. Note: SciPlay EBITDA based on median consensus estimates. Enterprise Value ($m) $1,709 $5,615 $557 $304 $33,520 $22,992 EV / 2023E EBITDA US-Listed Social Casino US-Listed Diversified Gaming (Reference Only) EV / 2024E EBITDA 2023E Average: 6.6x 2024E Average: 6.3x 2023E Average: 17.2x 2024E Average: 13.0x EV / EBITDA Multiples